EXHIBIT 99.2

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ROBERT MACKENZIE IS APPOINTED PRESIDENT AND CHIEF EXECUTIVE OF SEA CONTAINERS
LTD. JAMES B SHERWOOD TO REMAIN CHAIRMAN.

Hamilton, Bermuda, January 5, 2006. Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) today announced that Robert MacKenzie has been appointed President and Chief Executive Officer of the company with effect from January 4, 2006.

Mr James B Sherwood, the founder of the company, remains Chairman in a non-executive capacity and Ian C Durant, Chief Financial Officer and Interim Chief Executive has reverted to the purely Chief Financial Officer role. Mr Sherwood underwent surgery in November and handed over his Chief Executive duties on a temporary basis to Mr Durant. Mr Sherwood has now recovered.

Mr MacKenzie is 53, a British national with an education in accounting and finance after which he qualified as a Chartered Accountant. His recent career has encompassed being Group Financial Director of BET plc 1991-1994, Chief Executive and then Chairman of National Parking Corporation 1995-1999, Chairman of PHS Group plc 2000-2005 and most recently he was a senior advisor to the Texas Pacific Group.


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Mr Sherwood said "We are delighted to welcome Bob MacKenzie to the company. The company needs a leader with Bob's wide experience to tackle the current challenges in each of our operating divisions."

Mr MacKenzie will be nominated for election to the company's board of directors along with Michael Ingham, a highly experienced sea transport executive, at the 2006 annual meeting of shareholders which will be held at the beginning of June 2006.

Mr MacKenzie has signed a three year contract with extension possible by mutual consent.





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